EXHIBIT 10.1

CTI GROUP (HOLDINGS) INC.

STOCK INCENTIVE PLAN

AMENDMENT NO. 1

This Amendment No. 1 (the “Amendment”) to the CTI Group (Holdings) Inc. Stock Incentive Plan (the “Plan”), is adopted as of April 1, 2014 by the Board of Directors of CTI Group (Holdings) Inc. (the “Company”).

WHEREAS, pursuant to Section 20 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan from time to time;

WHEREAS, the Company desires to grant restricted stock units (“RSUs”) to its non-employee directors, executive officers and other employees and grant substitute awards to executive officers and other employees; and

WHEREAS, the Board desires to amend the Plan to authorize grants of RSUs and substitute awards and to enable such grants to be made upon terms and conditions as set forth herein.

NOW, THEREFORE, the Plan is hereby amended, effective as of April 1, 2014, as follows:

1.	All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings as set forth in the Plan.

2.	The first two sentences of Section 4 of the Plan are deleted in their entirety and replaced with the following:

“Awards under the Plan may be granted in the form of any one or combination of the following: (1) Stock Options, (2) Stock Grants, (3) Restricted Stock Units, and (4) Performance Awards (each as described above an “Award,” and collectively, “Awards”). Awards may, as determined by the Committee, in its discretion, constitute Performance-Based Awards, as described in Section 9, below.”

3.	The first sentence of Section 5(c) of the Plan is deleted in its entirety and replaced with the following:

“Any shares of Common Stock subject to a Stock Option, Stock Grant, Restricted Stock Unit or a Performance Award, which for any reason are cancelled, forfeited, or surrendered to the Company (or which are subject to any such Award that terminates in accordance with the terms of the respective Award), shall again be available for Awards under the Plan.”

4.	Section 7 of the Plan is deleted in its entirety and is replaced with the following:

“7. Stock Grants and Restricted Stock Units

The Committee is authorized to grant Stock Grants and Restricted Stock Units to non-employee directors, executive officers and other employees of, or consultants or advisors to, the Company or any of its Subsidiaries and shall, in its sole discretion, determine such participants in the Plan who will receive Stock Grants or Restricted Stock Units and the number of shares of Common Stock (or the equivalent value in cash or other property as the Committee so provides) underlying each Stock Grant or Restricted Stock Unit, as applicable. Each Stock Grant and each Restricted Stock Unit shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement, including, without limitation, restrictions on the sale or other disposition of shares covered by such Award, and the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment with, or services performed for, the Company or any of its Subsidiaries within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to Common Stock covered by such Stock Grant or Restricted Stock Unit and/or that the stock certificates evidencing such shares (if any) be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Award agreement with respect to a Stock Grant shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Grant, all of the rights of a holder of shares of Common Stock, including the right to receive dividends, if any, and to vote the shares. Except as otherwise provided in the Award agreement, the participant shall have none of the rights of a holder of shares of Common Stock with respect to Restricted Stock Units until such time as shares of Common Stock are paid in settlement of the Restricted Stock Units.”

5.	The first sentence of Section 9(a) of the Plan is deleted in its entirety and replaced with the following:

“All Stock Options granted under the Plan, certain Stock Grants, certain Restricted Stock Units and certain Performance Awards granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code.”

6.	The first sentence of Section 9(c) of the Plan is deleted in its entirety and replaced with the following:

“Stock Grants, Restricted Stock Units and Performance Awards granted under the Plan should qualify as Performance-Based Awards if, as determined by the Committee, in its discretion, either the granting or vesting of such Award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 9(d) below.”

7.	Section 11(a) of the Plan is deleted in its entirety and replaced with the following:

“a. Accelerated Vesting. Notwithstanding any other provision of this Plan, unless otherwise provided in an Award agreement, if there is a Change in Control of the Company (as defined in Section 11 (b) below), all unvested Awards granted under the Plan shall become fully vested immediately upon the occurrence of the Change of Control and such vested Awards shall be paid out or settled, as applicable, within 60 days of the occurrence of the Change of Control, subject to requirements of applicable laws and regulations.”

8.	New Section 11(d) is added to the Plan to read in its entirety as follows:

“d. Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or any of its Subsidiaries as a result of a merger or consolidation of the former employing entity with the Company or any of its Subsidiaries or the acquisition by the Company or any of its Subsidiaries of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.”

9.	Section 12(a)(1) of the Plan is deleted in its entirety and replaced with the following:

“(1) all unvested Stock Grants and Restricted Stock Units held by the participant on the date of the participant’s death or the date of the termination of his or her employment as the case may be, shall immediately become vested as of such date;”

10.	Section 12(d)(1) of the Plan is deleted in its entirety and replaced with the following:

“(1) any and all unvested Stock Grants and Restricted Stock Units held by the participant on the date of termination of the participant’s employment shall immediately become vested as of such date;”

11.	In all other respects, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed this April 1, 2014.

CTI GROUP (HOLDINGS) INC.

By:	/s/ Manfred Hanuschek
Name:	Manfred Hanuschek
Title:	Chief Financial Officer

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